Exhibit 99.4

Dawn Limited Partnership

30 September 2012

Dawn Limited Partnership

Group profit and loss account

for the 9 months ended 30 September 2012 (Unaudited)

	Notes	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
		£000	£000
		Unaudited	Unaudited
Group turnover		61,641	59,667
Administrative expenses		(47,974)	(50,206)
Net revaluation loss	6	(2,311)	(34,038)
Operating profit/(loss)	2	11,356	(24,577)
Bank interest receivable		18	10
Interest payable and similar charges	3	(21,188)	(21,031)
Loss on ordinary activities before taxation		(9,814)	(45,598)
Tax on loss on ordinary activities	4	(1,040)	(950)
Loss for the financial period	11	(10,854)	(46,548)

All amounts relate to continuing activities.

Group statement of total recognised gains and losses

for the 9 months ended 30 September 2012 (Unaudited)

	Notes	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
		£000	£000
Loss for the financial period	11	(10,854)	(46,548)
Net gain/(loss) on revaluation of fixed assets	6	7,114	(3,865)
Total recognised losses for the financial period		(3,740)	(50,413)

Dawn Limited Partnership

Group balance sheet

at 30 September 2012 (Unaudited)

	Notes	30 September 2012	31 December 2011
		£000	£000
		Unaudited	Unaudited
Fixed assets
Intangible fixed assets: negative goodwill	5	(4,911)	(5,124)
Tangible fixed assets	6	431,239	432,340
		426,328	427,216
Current assets
Stocks	7	96	100
Debtors	8	4,495	3,848
Cash at bank and in hand	12(c)	12,136	16,782
		16,727	20,730
Creditors: amounts falling due within one year	9	(412,007)	(412,351)
Net current liabilities		(395,280)	(391,621)
Total assets less current liabilities		31,048	35,595
Creditors: amounts falling due after more than one year	10	(35,036)	(36,672)
Provisions for liabilities
Deferred tax liability	4(b)	(4,353)	(3,525)
Net liabilities		(8,341)	(4,602)
Partners’ capital and reserves
Partners’ capital		(46,138)	(35,284)
Revaluation reserve		37,797	30,682
Total partners’ capital	11	(8,341)	(4,602)

Dawn Limited Partnership

Group statement of cash flows

for the 9 months ended 30 September 2012 (Unaudited)

	Notes	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
		£000	£000
		Unaudited	Unaudited
Net cash inflow from operating activities	12(a)	18,494	18,581
Returns on investments and servicing of finance
Bank interest received		18	10
Interest paid on bank loan and interest rate swap		(20,578)	(17,500)
Net cash outflow from returns on investments and servicing of finance		(20,560)	(17,490)
Taxation
Income tax paid		(65)	—
Capital expenditure
Payments to acquire tangible fixed assets		(663)	(594)
Acquisitions
Deferred contingent consideration paid		—	(7,008)
Net cash outflow from acquisitions		—	(7,008)
Net cash outflow before financing		(2,794)	(6,511)
Financing
Partners’ capital introduced		—	12,530
Loan repayments		(1,821)	—
Capital element of financial lease payments		(31)	(17)
Net cash (outflow)/inflow from financing		(1,852)	12,513
(Decrease)/increase in cash	12(c)	(4,646)	6,002

Dawn Limited Partnership

Notes to the interim financial statements

at 30 September 2012 (Unaudited)

1.                   Accounting policies

Basis of preparation

The interim financial statements are prepared under the historical cost convention, modified to include the revaluation of tangible fixed assets, and in accordance with United Kingdom Accounting Standards.

Going concern

The Group incurred a loss for the year ended 30 September 2012 of £10,854,000 and has net current liabilities of £395,280,000 as at 30 September 2012. As previously reported, the Group was in breach of both its loan to value and interest coverage ratio covenants at the balance sheet date in respect of its loan with Bank of Scotland Plc. At 30 September 2012 refinancing was under negotiation but because the Bank of Scotland Plc had the right to accelerate repayment, debt was presented as falling due within one year. In light of the reported financial position and financial performance of the Group, the directors have taken steps to satisfy themselves as to the viability of the Group such that preparation of these interim financial statements on the going concern basis remains appropriate.

The Group’s unrestricted cash balance as at 30 September 2012 was £11,840,000 (the difference of £296,000 to the reported cash in the Group balance sheet is restricted cash held in the resident deposit and debt service bank account) and as at 30 November 2012 was £9,327,000. Based upon current detailed forecasts to the end of December 2013, the cash position of the Group is expected to strengthen due to the debt restructuring exercise with Bank of Scotland Plc and repayment of the loan with Aeriance S.A., noted below, reducing the cash interest burden on the Group. In addition, improving operating performance, as a result of rising resident occupancy, care and accommodation fee increases and robust cost control, will further support the cash position of the Group. As such the directors have concluded that there are sufficient cash resources to meet the Group’s liabilities as they fall due.

The Group’s existing facility agreement with Bank of Scotland Plc was amended on 16 October 2012 (“the Agreement”). The amendment to the Agreement extends the debt to December 2015 and has reset the existing debt covenants to an appropriate level for the current economic environment. The directors are comfortable the Group’s ability to meet all covenants will continue throughout the going concern period.

The Group facility with Aeriance S.A. was fully repaid on 16 October 2012, by a parent undertaking. As such, the removal of the interest obligations will support the positive trends in the forecasted cash flow, and reduce the burden of debt covenant compliance on the Group. It is expected that the related party creditor will be converted into equity as a result of the merger between Sunrise Senior Living Inc. and Health Care REIT in the first half of 2013.

As a result of their review, the directors continue to adopt the going concern basis of accounting in preparing the Group’s interim financial statements for the period ended 30 September 2012.

Basis of consolidation

The Group interim financial statements include the Partnership and all its wholly owned subsidiaries, drawn up to 30 September 2012. The results of subsidiary undertakings acquired or disposed of in the year are included in the Group profit and loss account from the date of acquisition or up to the date of disposal. All significant intercompany balances and transactions are eliminated upon consolidation.

A subsidiary is an entity in which the Partnership controls the operating and financial policies, by holding directly or indirectly more than 50% of the equity shares, or by other means. Investments in subsidiary undertakings are eliminated on consolidation.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

1.                   Accounting policies (continued)

Goodwill

Goodwill arising on acquisition whereby the cost of acquisition exceeds the aggregate fair values of the identifiable assets and liabilities at the date of acquisition is capitalised on the balance sheet in accordance with FRS 10 (“Goodwill and Intangible Assets”). Conversely, if the aggregate fair values of the acquired entity’s assets and liabilities exceed the cost of acquisition then negative goodwill is recognised on the balance sheet. The fair values of net identifiable assets, liabilities and purchase consideration are determined in accordance with the guidance provided by FRS 7 (“Fair Value in Acquisition Accounting”).

Positive goodwill is amortised over 20 years. Goodwill is tested for impairment if events indicate that the amortised carrying value of the goodwill may not be recoverable. Where material adjustments are made to estimates of the deferred contingent consideration of acquisitions by the Partnership, the carrying value of any goodwill that emerges will be amortised prospectively over its remaining useful economic life.

Negative goodwill is recognised in the profit and loss account on a straight line basis over the period in which the related non-monetary assets are recovered. The current basis is to recognise negative goodwill over a period of 20 years.

Tangible fixed assets

Tangible fixed assets are initially recorded at cost and include costs directly related to the acquisition of the facilities. Maintenance and repair costs are expensed as incurred.

Following initial recognition, tangible fixed assets are revalued each year using an independent valuation conducted by a member of the Royal Institution of Chartered Surveyors.

All categories of property and equipment are revalued simultaneously and apportioned between all categories in relation to brought forward amounts.

Revaluation gains are recognised in the profit and loss only to the extent that they reverse a previously recognised revaluation loss in the profit loss on the same asset, otherwise they are recognised in the statement of total recognised gains and losses.

Revaluation losses are recognised in the statement of total recognised gains and losses until the carrying amount of the asset is equal to its depreciated historic cost after which they are recognised in the profit and loss unless it can be demonstrated that the recoverable amount of the asset is greater than the revalued amount.

Depreciation

Depreciation is provided to write off the cost or valuation, less estimated residual values, of tangible fixed assets by equal instalments over their estimated useful economic lives as follows:

Freehold and long leasehold buildings	–	40 years (2.5% per annum)
Fixtures, fittings and equipment	–	5 years (20% per annum)
Motor vehicles	–	5 years (20% per annum)

A full year’s charge is incurred in the year of purchase irrespective of when the asset was acquired in the year.

No depreciation is provided on freehold or long leasehold land.

Impairment of tangible fixed assets and goodwill

Assets are reviewed for impairment whenever events or circumstances indicate that the asset’s recoverable amount may be below its carrying value. The Partnership measures recoverable amount by reference to its net realisable value or the asset’s value in use, which is the present value of expected future cash flows generated from that asset.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

1.                  Accounting policies (continued)

Stocks

Stocks are stated at the lower of cost and net realisable value. Cost includes all cost incurred in bringing consumables to their current location and condition.

Interest-bearing loans and borrowings

All interest bearing loans and borrowings are initially recorded at net proceeds.

Loans are presented net of issue costs which are expensed over the term of the loan at a constant rate on the carrying amount.

In the event that debt is repaid, related deferred finance costs of issue are written off and immediately recognised in the profit and loss account.

Interest rate swaps

The Group has entered into a swap arrangement to mitigate the risk of interest rate fluctuations. Interest rate swaps are not revalued to fair value or shown in the Group balance sheet at the year end since the provisions of Financial Reporting Standard 26 (“Financial Instrument: Recognition and Measurement”) have not been adopted. In the event that swaps are terminated early, but the hedged loan remains in place, the gain/loss is spread evenly over the maturity of the original instrument.

Interest expenses are recognised as the sum of amounts as they accrue on the variable rate loan balances stepped up to the current fixed swap rates payable each quarter. From time to time where interest has been paid in advance in return for a downward re-couponing of the fixed rate swap, the advanced interest paid has been recorded as a prepayment which is then expensed over the period which has benefited from lower fixed swap rates.

Corporation tax

The Partnership is not a taxable entity since all attributes of income and loss pass through pro rata to the partners on their respective income tax returns in accordance with the Partnership Agreement. However, the underlying operating and property companies are subject to UK and Jersey taxation.

Value added tax

Revenue, expenses and assets are recognised net of the amount of Value Added Tax except:

•                      where the Value Added Tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case the Value Added Tax is recognised as part of the cost of acquisition of the asset or as part of the expense items as applicable; and

•                      debtors and creditors that are stated with the amount of Value Added Tax included.

The net amount of Value Added Tax recoverable from, or payable to, the taxation authority is included as part of debtors or creditors in the balance sheet.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

1.                  Accounting policies (continued)

Deferred taxation

Deferred tax is recognised in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less or to receive more, tax, with the following exceptions:

•                      Provision is made for tax on gains arising from the revaluation (and similar fair value adjustments) of fixed assets, and gains on disposal of fixed assets that have been rolled over into replacement assets, only to the extent that, at the balance sheet date, there is a binding agreement to dispose of the assets concerned. However, no provision is made where, on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets and charged to tax only where the replacement assets are sold;

•                      Deferred tax assets are recognised only to the extent that the directors of the general partner consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Deferred tax is measured on an undiscounted basis at the tax rates that are expected to apply in the periods in which timing differences reverse, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

Foreign currency translation

Foreign currency transactions are translated into sterling at the rates ruling when they occur.

Foreign currency monetary assets and liabilities are retranslated at the rates ruling at the balance sheet date. Any differences are taken to the profit and loss account.

Leasing

Assets held under finance leases, which are leases where substantially all the risks and rewards of ownership of the asset have passed to the Group, are capitalised in the balance sheet and are depreciated over the shorter of the lease term and the assets’ useful lives. The capital elements of future obligations under leases are included as liabilities in the balance sheet. The interest elements of the rental charges are charged in the profit and loss account over the periods of the leases and represent a constant proportion of the balance of capital repayments outstanding.

Rentals payable under operating leases are charged in the profit and loss account on a straight line basis over the lease term.

Revenue recognition

Revenue is recognised to the extent that the Group obtains the right to consideration in exchange for its performance.

Resident care and accommodation fees are recognised monthly as services are rendered with appropriate adjustments made to reflect residents who have both moved in and out during the month. The resident agreements are open ended with both parties having the right to terminate the agreement by giving thirty days notice.

Community fees represent payments made by residents in advance of joining a community to cover the costs of moving the resident in and completing their joining transition. Community fees are recognised 30 days after the resident moves in, since at this point the fee becomes non-refundable.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

1.                  Accounting policies (continued)

Administrative expenses

Administrative expenses include:

•                      Community operating costs including labour, food, marketing and other direct costs associated with operating the communities;

•                      General and administrative expenses of the Group itself; and

•                      Management fees paid to Sunrise for managing the communities.

Pensions

Certain of the subsidiary undertakings operate a defined contribution pension scheme. The assets of the scheme are held separately from those of the Group in an independently administered fund. Group contributions are charged to the profit and loss account in the period in which they become payable.

2.                  Operating loss

This is stated after charging/(crediting):

	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000

Depreciation of owned fixed assets	6,567	8,904
Operating leases — plant and machinery	83	82
— land and buildings	52	29
Recognition of negative goodwill	(214)	(214)

Dawn Limited Partnership

Notes to the interim financial statements

at 30 September 2012 (Unaudited)

3.                  Interest payable and similar charges

	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000

On bank loans	7,926	7,378
On interest rate swap arrangement	12,602	12,993
Amortisation of debt issue costs	660	660
	21,188	21,031

4.                  Tax

(a)                       Tax on loss on ordinary activities

The Partnership is not a taxable entity since all attributes of income and loss pass through pro rata to the partners on their respective income tax returns in accordance with the Limited Partnership Agreement. However, the operating companies and property companies are subject to UK corporate and income taxes.

	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000

Partnership profit/(loss)	130	(90)
Investment parent undertaking losses	(30)	(245)
Operating and property company losses	(9,915)	(46,426)
Group net loss, before taxation	(9,815)	(46,761)

	UK tax on the UK entities	UK tax on the Jersey entities	Total UK tax	Total UK tax
	9 months ended 30 Sept 2012	9 months ended 30 Sept 2012	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000	£000	£000

Current tax:
Current tax for the period	—	212	212	106
Total current tax charge	—	212	212	106

Deferred tax:
Origination and reversal of timing differences	—	828	828	712
Adjustments in respect of previous periods	—	—	—	132
Tax charge on loss on ordinary activities	—	1,040	1,040	950

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

4.                  Tax (continued)

(a)                       Tax on loss on ordinary activities (continued)

At 30 September 2012, the applicable statutory tax rate for UK corporation tax is 24.5% (2011 — 26.5%) and the applicable statutory rate for basic rate UK income tax on the Jersey entities is 20% (2011 — 20%).

The tax assessed for the period differs from the applicable standard rates of tax. The differences are explained below:

	Non-taxable entities	UK tax on the UK entities	UK tax on the Jersey entities	Total UK tax	Total UK tax
	9 months ended 30 Sept 2012	9 months ended 30 Sept 2012	9 months ended 30 Sept 2012	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000	£000	£000	£000

Tax rate	0%	24.5%	20%

Profit/(loss) on ordinary activities before tax	100	(5,690)	(4,225)	(9,815)	(46,761)
Loss on ordinary activities at the standard rates of tax in the UK	—	(1,394)	(845)	(2,239)	(9,814)

Effects of:
Expenses not deductible for tax purposes	—	104	698	802	8,517
Income not taxable	—	—	—	—	(672)
Prior year adjustment	—	—	—	—	—
Utilisation of tax losses	—	(188)	(433)	(621)	(482)
Transfer pricing adjustment	—	—	—	—	—
Timing differences	—	—	376	376	(73)
Unutilised losses carried forward	—	1,478	416	1,894	2,630
Total current tax	—	—	212	212	106

(b)                       Deferred tax

	30 September 2012	31 December 2011
	£000	£000

At beginning of period	3,525	2,400
Charged to profit and loss account	828	844
At end of period	4,353	3,244

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

4.                  Tax (continued)

(b)                       Deferred tax (continued)

Elements of deferred taxation are as follows:

	UK tax on the UK entities	UK tax on the Jersey entities	Total UK tax	Total UK tax
	30 September 2012	30 September 2012	30 September 2012	31 December 2011
	£000	£000	£000	£000

Depreciation in arrears of capital allowances	—	(7,662)	(7,662)	(7,300)
Tax losses	17,811	7,642	25,453	24,901
Total timing differences	17,811	(20)	17,791	17,601
Deferred tax liability:
At beginning of period	—	(3,525)	(3,525)	(2,400)
Prior period adjustment	—	—	—	(176)
Current year deferred tax movement	—	(828)	(828)	(949)
At end of period	—	(4,353)	(4,353)	(3,525)
Unrecognised deferred tax asset:
At beginning of period	17,250	3,877	21,127	19,249
Prior period adjustment	—	—	—	1
Current year deferred tax movement	561	456	1,017	1,877
At end of period	17,811	4,333	22,144	21,127

The deferred tax asset has not been recognised because there is no assurance that adequate profits will be generated in the future to be able to utilise the losses and expenditures carried forward.

No deferred tax has been recognised on the revaluation of the fixed assets on the basis that there is no binding sale agreement for the assets in place at the year end. In addition, the assets are held by the Jersey entities where any capital gains will not be subject to UK tax as they are non UK tax resident and there will be no Jersey tax due on their disposal.

The standard rate of corporation tax was reduced from 28% to 26% on 1 April 2011. On 5 July 2011, a reduction in the standard rate of corporation tax to 25%, effective from 1 April 2012, was enacted. Following the budget in March 2012, legislation was enacted on 29 March 2012 which reduced the standard rate of corporation tax to 24% from 1 April 2012 and will reduce the rate to 23% from 1 April 2013. A further reduction to 22% from 1 April 2014 has been announced but it has not been enacted.

The UK corporate tax rate change will not affect the deferred tax liabilities recognised in the Jersey property companies. The UK corporate tax rate change will have the effect of reducing the unrecognised deferred tax asset on the UK entities by approximately £742,000 for each 1% change as enacted.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

5.                  Intangible fixed assets

	Positive	Negative
	goodwill	goodwill
	£000	£000

Cost:
At 1 January 2012 and 30 September 2012	9,258	(5,694)
Amortisation and impairment:
At 1 January 2012	(9,258)	569
Credit for the period	—	214
At 30 September 2012	(9,258)	783
Net book value:
30 September 2012	—	(4,911)

At 1 January 2012	—	(5,124)

The intangible fixed assets represent goodwill relating to adjustments to the estimated value of the deferred contingent consideration related to the fifteen communities acquired between July 2007 and December 2009. After the first full financial year following acquisition, the fair value of identifiable assets and liabilities is fixed so changes to estimates of deferred contingent consideration are made to goodwill until the ultimate amount is known.

The intangible assets’ values are determined and created as at the balance sheet date. As such no amortisation/realisation is charged/credited in the year that it is created.

An impairment review of positive goodwill was conducted in the prior year in accordance with FRS 10, to ensure that the carrying value of the Group’s assets was not stated above the recoverable amount. The open market valuation performed by CBRE Limited was deemed to be the recoverable amount which was reflected in the carrying value of fixed assets at 31 December 2010. As a result, the positive goodwill was written down to nil at 31 December 2010. In the current year the recoverable amount of the previously impaired positive goodwill remained nil because again the carrying value of fixed assets at 31 December 2011 represented the recoverable amount of the Group’s income generating units.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

6.                  Tangible fixed assets

	Land and buildings	Fixtures, fittings and equipment	Motor vehicles	Total
	£000	£000	£000	£000

Valuation:
At 1 January 2012	415,314	15,986	1,040	432,340
Additions at cost	248	415	—	663
Revaluation	(1,627)	(132)	(5)	(1,764)
At 30 September 2012	413,935	16,269	1,035	431,239
Depreciation:
At 1 January 2012	—	—	—	—
Provided for the period	5,608	908	51	6,567
Depreciation written back on revaluation	(5,608)	(908)	(51)	(6,567)
At 30 September 2012	—	—	—	—
Net book value:
At 30 September 2012	413,935	16,269	1,035	431,239

At 1 January 2012	415,314	15,986	1,040	432,340

In accordance with the Group’s accounting policy, the directors have included the tangible fixed assets at the balance sheet date at open market value based on the valuations provided by CBRE Limited (‘CBRE’), an independent valuer.

CBRE provided an opinion of the market value as at 31 December 2011 of the freehold/long leasehold interests in the individual communities subject to and with the benefit of the actual Operational Management Agreements with Sunrise Senior Living Limited. The valuations as at 31 December 2011 were in accordance with the requirements of the RICS Valuation Standards, seventh edition.

The directors have updated the CBRE valuation to 30 September 2012 by reviewing all of the source inputs in the CBRE assessment. The market value of each community as at 30 September 2012 was determined using a discounted cash flow method of valuation having regard to current trading, future potential and the property investment market and after deducting purchaser’s costs on the special assumption that the communities would be sold by a share sale reflecting the existing corporate ownership structure.

The assumptions used included:

•                  The 2012 and 2013 cash flows are based upon actual performance to October 2012 and the latest budget information

•                  Net Operating Income (“NOI”) - defined as the excess of community revenues over community operating expenses, excluding depreciation and interest charges)  at stabilisation has been derived using the NOI and occupancy at the end of 2013 and including additional NOI to a deemed stabilised level of trading which differs across communities

•                  The same yields have been applied as used by CBRE based upon the empirical evidence delivered by the sale of five Sunrise branded communities in August 2012

•                  There has been no change in the discount factors applied and level of purchaser’s costs

The community valuations include all associated fixtures and fittings and motor vehicles.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

6.                  Tangible fixed assets (continued)

The revaluation movement is analysed as follows:

£000

Revaluation loss charged to profit and loss account	(2,311)
Revaluation gain credited to revaluation reserve	7,114
Depreciation written back on revaluation	(6,567)
(1,764)

The net book value of land and buildings comprises:

	30 September 2012	31 December 2011
	£000	£000

Long leasehold	9,690	13,870
Freehold	404,245	401,444
	413,935	415,314

The historical cost less depreciation of tangible fixed assets included at valuation is as follows:

	Land and buildings	Fixtures, fittings and equipment	Motor vehicles	Total
	£000	£000	£000	£000

Net book value as at 30 September 2012	377,760	14,706	976	393,442

Net book value as at 31 December 2011	385,649	15,013	996	401,658

Included in the amounts for fixtures, fittings and equipment above are the following amounts relating to assets held under finance leases:

Group
£000

Cost:
At 30 September 2012	103
Depreciation:
At 30 September 2012	36
Net book value:
At 30 September 2012	67

7.                  Stocks

	30 September 2012	31 December 2011
	£000	£000

Consumables	96	100

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

8.                  Debtors

	30 September 2012	31 December 2011
	£000	£000

Trade debtors	3,517	2,661
Other debtors	383	551
Prepayments	539	411
Accrued income	56	225
	4,495	3,848

9.                  Creditors: amounts falling due within one year

	30 September 2012	31 December 2011
	£000	£000

Bank loan due July 2014	400,791	400,347
Obligations under finance leases	41	41
Trade creditors	140	172
Amounts owed to related parties (note 14)	994	887
Taxation and social security	894	782
Other creditors	—	444
Accruals and deferred income	9,147	9,678
	412,007	412,351

As explained in note 1, at the balance sheet date the bank loan facility with Bank of Scotland Plc was in default of both the loan to value and interest coverage ratio covenants. Accordingly the loan facility normally repayable in July 2014 has been classified as falling due within one year.

10.           Creditors: amounts falling due after more than one year

	30 September 2012	31 December 2011
	£000	£000

Bank loan due February 2015	35,012	36,617
Other creditors	24	55
	35,036	36,672

The maturity of debt obligations is as follows:

	30 September 2012	31 December 2011
	£000	£000

In less than one year	401,879	401,879
In more than two years but not more than five years	35,680	37,500
Less: issue costs	(1,756)	(2,415)
	435,803	436,964

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

10.           Creditors: amounts falling due after more than one year (continued)

Included in the loan balances above are capitalised banking and loan arrangement fees of £5,152,000 with accumulated amortisation of £3,396,575. These capitalised costs are amortised over the period from which they were paid to the end of the initial loan terms.

The loan has been drawn down in two tranches under a seven year facility with Bank of Scotland totalling £401,879, 000. The loan was initially repayable on 31 July 2014, and has been extended to 31 December 2015 under an amendment to the facility agreement.

The loan is secured against the entire assets of Dawn Holdco Limited group which is a direct subsidiary of the Partnership.

The rate of interest payable on the loans is LIBOR + 1.15%, amended to LIBOR + 1.5% effective from 1 January 2013, and an additional “mandatory cost rate” which is variable. During 2011 the mandatory cost rate was between 0.00652% and 0.00689%.

As at the period end the Group had entered into two arrangements under which the interest rates are fixed. The first £187,600,000 relating to the seed communities (the first six acquired by the Group in 2007) was initially fixed for the term of the loan at 5.99%. An additional amount relating to the pipeline communities (the remaining nine acquired by the Group between 2007 and 2009) was fixed at 5.89% commencing at the end of January 2009 and increasing from £50,000,000 in January 2009 to £150,000,000 in April 2010 for the remainder of the term of the loan. Effective from 31 July 2012 the two arrangements were replaced by one hedging arrangement to fix £337,600,000 of the loan balance at 5.9456% to 31 December 2012 and 3.9025% from 31 December 2012 to the end of the loan term.

To facilitate the purchase of the Sonning and Beaconsfield communities a loan was entered into with Aeriance Investments SA by Dawn Holdco II Limited group. This loan was fully drawn down in the amount of £37,500,000 and totals £3,680,000 at 31 September 2012. Subsequent to the period end the amount outstanding was repaid in full. The remaining capitalised loan arrangement fees were written off at the date of repayment.

11.           Partners’ capital and reserves

As at the balance sheet date the partners of the Partnership were Morgan Stanley Real Estate Fund VI Special-A International Limited Partnership, MSREF VI Special B Commanditaire Vennootschap, Morgan Stanley Real Estate Fund VI International-T Limited Partnership, MSREF VI TE Commanditaire Vennootschap, Morgan Stanley Real Estate Investors VI International Limited Partnership (together “MSREF”), Sunrise Senior Living International Limited Partnership (“Sunrise International”) and Dawn General Partner Limited.

The general partner is responsible for the management and control of the business and affairs of the Partnership and has the right to transact business and sign documents in the Partnership’s name. The general partner must obtain approval of its Board of Directors for certain major actions as defined in the Shareholders’ Agreement.

The Partnership is arranged such that each partners’ capital account is increased by its proportionate share of net income or any additional capital contributions and is decreased by its proportionate share of net losses. Cash distributed from operations and cash distributed from capital transactions shall be distributed to the partners and the partnership interests in the order defined in the Partnership Agreement.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

11.           Partners’ capital and reserves (continued)

Activity in individual partners’ capital accounts during the period is noted below:

	MSREF	Sunrise International	Total
	£000	£000	£000

At 1 January 2012	(3,981)	(621)	(4,602)
Contributions during the period	—	—	—
Share of loss for the period	(9,789)	(1,065)	(10,854)
Gain arising on revaluation of fixed assets	6,417	698	7,115
At 30 September 2012	(7,353)	(988)	(8,341)

The surplus arising on revaluation of fixed assets included in partners’ capital above represents the net movement on the revaluation reserve across the communities on an individual basis.

Any surplus on valuation is credited to the revaluation reserve unless it represents the reversal of a previous charge to the Group profit and loss account.

Any deficit on valuation is debited to the revaluation reserve to the extent that a brought forward balance exists in respect of the individual community concerned, with any excess deficit being taken to the Group profit and loss account as appropriate.

Subsequent to the balance sheet date, MSREF transferred its interest in the Partnership to Sunrise International under a Purchase Agreement effective on 16 October 2012.

12.           Notes to the statement of cash flows

(c)                        Reconciliation of operating loss to net cash flow from operating activities

	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000

Operating profit/(loss)	11,356	(24,577)
Depreciation of tangible fixed assets	6,567	8,904
Decrease in stocks	5	7
(Increase)/decrease in debtors	(646)	490
Decrease in creditors	(885)	(67)
Amortisation of negative goodwill	(214)	(214)
Revaluation loss	2,311	34,038
Net cash inflow from operating activities	18,494	18,581

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

12.           Notes to the statement of cash flows (continued)

(d)                       Reconciliation of net cash flow to movement in net debt

	9 months ended 30 Sept 2012	9 months ended 30 Sept 2011
	£000	£000

(Decrease)/increase in cash	(4,646)	5,151
Loan repayments	1,821	—
Repayment of capital element of finance lease	31	27
Change in net debt resulting from cash flows	(2,794)	5,178
Amortisation of loan issue costs	(660)	(890)
New finance leases	—	(123)
Movement in net debt	(3,454)	4,165
Opening net debt	(420,278)	(424,443)
Closing net debt	(423,732)	(420,278)

(e)                        Analysis of debt

	At 1 January 2012	Cash flow	Other non- cash item	At 30 September 2012
	£000	£000	£000	£000

Cash at bank and in hand	16,782	(4,646)	—	12,136
Debt due within one year	(400,347)	—	(445)	(400,792)
Debt due after one year	(36,617)	1,821	(215)	(35,011)
Finance leases	(96)	31	—	(65)
	(420,278)	(2,794)	(660)	(423,732)

13.           Events since the balance sheet date

On 16 October 2012, the Purchase Agreement in which Morgan Stanley Real Estate Fund VI transferred its ownership in the Partnership to Sunrise Senior Living International Limited Partnership became effective. The result of the Purchase Agreement is that the Partnership is solely owned by Sunrise Senior Living International Limited Partnership. The transfer of ownership in isolation is not expected to have any financial impact on the position or future performance of the Group.

On the same day, the Dawn Holdco Limited group entered into an amendment to the facility agreement with Bank of Scotland plc to extend the loan term from 31 July 2014 to 31 December 2015. As part of the amendment, the loan was restructured with revised interest rates and interest rate swap arrangements (as disclosed in note 11), and the debt covenants were reset to an appropriate level for the current economic environment and the circumstances of the Group. Post 31 December 2012 the Group is expected to benefit from reduced interest rates under the related amended swap arrangements. The refinancing is estimated to reduce the interest rate by approximately 2% per annum which equates to a cash flow saving of approximately £8 million per year. However this is offset by an increase in margin on the loan from 1.15% to 1.5% resulting in an approximate £1.4m cash outflow and a payment in kind interest which accrues at 2.25% on the outstanding loan balance per year and is payable on repayment of the loan principal.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

13.         Events since the balance sheet date (continued)

Also on 16 October 2012, the Dawn Holdco II group loan with Aeriance S.A. was repaid in full by Sunrise Senior Living Investments Inc., a related party of the Group. It is expected that the related party creditor will be converted to equity when the merger with Health Care REIT is completed in the first half of 2013. From 16 October 2012 the Group will benefit from the removal of interest obligations on the third party debt, resulting in a cash flow saving of approximately £2 million per year.

In addition, Sunrise Senior Living Inc., the ultimate parent undertaking of Sunrise Senior Living International Limited Partnership, has entered into a definitive merger agreement under which Health Care REIT Inc. will acquire all of the outstanding common stock of Sunrise Senior Living Investments Inc. with the transaction being due to complete in the first half of 2013. The transaction is expected to have a positive financial impact on the future position and performance of the Group based upon the Group’s ability to leverage the experience of Health Care REIT Inc. in the care industry. It is not possible to quantify the impact of the transaction on the company at this time.

14.           Related party disclosures

General partner

The general partner, Dawn General Partner Limited, is responsible for managing the Partnership.

The Group interim financial statements include the Partnership and the following principal subsidiaries:

Entity name	Country of incorporation	% Ordinary equity interest
Holding companies:
Dawn Opco Limited	England and Wales	100
Dawn Opco II Limited	England and Wales	100
Dawn Holdco Limited	Jersey	100
Dawn Holdco II Limited	Jersey	100
Property companies:
Sunrise of Fleet Limited	Jersey	100
Sunrise of Westbourne Limited	Jersey	100
Sunrise of Esher Limited	Jersey	100
Sunrise of Edgbaston Limited	Jersey	100
Sunrise of Guildford Limited	Jersey	100
Sunrise of Bassett Limited	Jersey	100
Sunrise of Mobberley Limited	Jersey	100

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

14.           Related party disclosures (continued)

Entity name	Country of incorporation	% Ordinary equity interest
Sunrise of Solihull Limited	Jersey	100
Sunrise of Cardiff Limited	Jersey	100
Sunrise of Chorleywood Limited	Jersey	100
Sunrise of Tettenhall Limited	Jersey	100
Sunrise of Southbourne Limited	Jersey	100
Sunrise of Eastbourne Limited	Jersey	100
Sunrise of Weybridge Limited	Jersey	100
Sunrise of Bramhall II Limited	Jersey	100
Sunrise of Beaconsfield Limited	Jersey	100
Sunrise of Sonning Limited	Jersey	100
Operating companies:
Sunrise Operations Fleet Limited	England and Wales	100
Sunrise Operations Westbourne Limited	England and Wales	100
Sunrise Operations Esher Limited	England and Wales	100
Sunrise Operations Edgbaston Limited	England and Wales	100
Sunrise Operations Guildford Limited	England and Wales	100
Sunrise Operations Bassett Limited	England and Wales	100
Sunrise Operations Mobberley Limited	England and Wales	100
Sunrise Operations Solihull Limited	England and Wales	100
Sunrise Operations Cardiff Limited	England and Wales	100
Sunrise Operations Chorleywood Limited	England and Wales	100
Sunrise Operations Tettenhall Limited	England and Wales	100
Sunrise Operations Southbourne Limited	England and Wales	100
Sunrise Operations Eastbourne Limited	England and Wales	100
Sunrise Operations Weybridge Limited	England and Wales	100
Sunrise Operations Bramhall II Limited	England and Wales	100
Sunrise Operations Beaconsfield Limited	England and Wales	100
Sunrise Operations Sonning Limited	England and Wales	100

The Group has entered into long term management contracts with Senior Living Limited (“Sunrise”) to operate the communities, provide care for the residents and provide management and operational services. The Group pays Sunrise a management fee for the performance of these services.

Sunrise is ultimately controlled by Sunrise Senior Living Inc., a company incorporated in the United States of America, which also controls Sunrise Senior Living International Limited Partnership, a partner of Dawn Limited Partnership.

Under the agreements, Sunrise received total management fees of £4,546,150 for the current period (2011 — £4,151,232).

Amounts due to Sunrise at the period/year end represent outstanding management fees and a sum in settlement of purchase invoices paid on behalf of the Partnership’s subsidiaries.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

14.           Related party disclosures (continued)

The amounts outstanding as at the period end are noted below:

	Amounts owed to/(by) related parties	Amounts owed to/(by) related parties
	30 September 2012	31 December 2011
	£000	£000
Sunrise Senior Living Limited	992	899
Dawn General Partner Limited	2	(12)
	994	887

15.           Ultimate parent undertaking and controlling party

The Partnership is controlled and governed by Dawn General Partner Limited via a Limited Partnership Agreement.

Prior to 16 October 2012 the Board members of Dawn General Partner Limited were made up of a majority of members appointed by Morgan Stanley Real Estate Fund VI who were regarded as the ultimate controlling party.

Following the sale of the Morgan Stanley Real Estate Fund VI interest discussed in note 18, the shareholder of Dawn General Partner Limited became Sunrise Senior Living International Limited Partnership and the ultimate controlling party of the Partnership became Sunrise Senior Living Inc. who gained the right to appoint all member to the Board of Dawn General Partner Limited.

16.           Difference between United Kingdom and United States generally accepted accounting principles (Unaudited)

The Group prepares its interim financial statements in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which differ in certain respects from those generally accepted in the United States (“US GAAP”).

The significant differences as they apply to Group are summarised below:

For the nine months ended 30 September	Notes	2012	2011
		£000	£000

Loss for the period in accordance with UK GAAP		(10,854)	(46,548)
Deferred revenue related to community fees	(i)	49	69
Interest — movement in fair value of financial instruments	(ii)	7,768	(1,678)
Reversal of negative goodwill amortisation	(iii)	(214)	(214)
Reversal of net revaluation loss	(iv)	2,311	34,037
Loss for the period in accordance with US GAAP		(940)	(14,333)

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

The following table presents comprehensive income under US GAAP

For the nine months ended 30 September	2012	2011
	£000	£000

Total recognized losses for the financial period as reported under UK GAAP	(3,740)	(50,413)
Net income adjustment to US GAAP	9,914	32,214
Reversal of (loss)/gain on revaluation of fixed assets under UK GAAP	(7,114)	3,865
Comprehensive loss in accordance with US GAAP	(940)	(14,333)

There are no significant tax effects of the above adjustments given that under both UK GAAP and US GAAP the Group’s net deferred tax assets are fully reserved.

The following table reconciles Partner’s capital and reserves in accordance with US GAAP:

	Notes	2012	2011
		£000	£000

Partners’ capital and reserves under UK GAAP as of September 30		(8,341)	(3,173)
Deferred revenue	(i)	(938)	(953)
Financial instruments	(ii)	(33,704)	(47,321)
Negative goodwill	(iii)	4,911	5,124
Tangible fixed assets	(iv)	40,395	48,195
Partners’ capital and reserves under US GAAP as of September 30		2,323	1,872

Description of changes in Partners’ capital and reserves under US GAAP

	MSREF	Sunrise International	Total
	£000	£000	£000

Partners’ capital and reserves under US GAAP as of 1 January 2012	2,946	317	3,263
Contributions during the period	—	—	—
Net loss under US GAAP	(848)	(92)	(940)
Partners’ capital and reserves under US GAAP as of 30 September 2012	2,098	225	2,323

	£000	£000	£000
Partners’ capital and reserves under US GAAP as of 1 January 2011	3,314	361	3,675
Contributions during the period	11,300	1,230	12,530
Net loss under US GAAP	(12,925)	(1,408)	(14,333)
Partners’ capital and reserves under US GAAP as of 30 September 2011	1,689	183	1,872

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Explanations of notes:

(i)                                     Deferred revenue related to community fees

Under UK GAAP community fees are recognised 30 days after the resident moves in, since at this point the fee becomes non-refundable and fees relate to costs of moving the resident in and completing their joining transition.

Under US GAAP resident community fees are deferred and recognized as income over one year. The agreements are cancellable by residents with 30 days notice.

The adjustment reflects the deferred revenue related to community fees recognized over the expected life of the resident’s term.

(ii)                                  Interest — movement in fair value of financial instruments

The Group has entered into two interest rate swap arrangements. Under UK GAAP, interest rate swaps are not revalued to fair value or shown in the Group balance sheet at the year end.

Under US GAAP, following the guidance in ASC 815-25-35-1, the interest rate swap qualifies as a derivative instrument and hence should be recorded on the balance sheet at fair value.

The adjustment reflects the recognition of the derivative instrument under US GAAP and movements in fair value recorded in the income statement.

(iii)                               Reversal of negative goodwill amortization

Under UK GAAP negative goodwill is being amortized over 20 years while under US GAAP negative goodwill for business combinations prior to 1 January 2009 should be allocated to the non-monetary assets in a pro-rata basis.

The US GAAP adjustment reflects the reversal of the recognition of negative goodwill and related amortization.

(iv)                              Revaluation of tangible fixed assets

Under UK GAAP, tangible fixed assets have been initially recorded at cost and subsequently revalued each year. The surplus or deficit on revaluation is transferred to the revaluation reserve unless a deficit below original cost or its reversal is expected to be permanent, in which case it is recognized in the profit and loss account.

Under US GAAP guidance in accordance with ASC 360 -10 tangible fixed assets should be stated at historical cost and no revaluation is permitted.

The US GAAP adjustment reflects the reversal of the revaluation and related depreciation under UK GAAP.

Classification differences between UK and US GAAP

In addition to the differences between UK and US GAAP related to the recognition and measurement of transactions by the Group, there are also a number of differences in the manner in which items are classified in the consolidated profit and loss account and consolidated balance sheet. These classification differences have no impact on net income or Partners’ capital and reserves

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Balance sheet presentation

The format of a balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. UK GAAP requires assets to be presented in ascending order of liquidity whereas under US GAAP assets are presented in descending order of liquidity.

In addition under US GAAP when an entity has entered into a financing agreement that clearly permits an entity to refinance the short-term obligation on a long-term basis on terms that are readily determinable before the issuance of the interim financial statements the debt should be disclosed as non-current provided as well the criteria of ASC 855-10-25 is met. As disclosed in the subsequent event note the Group has refinanced its loan agreements and has obtained better terms and conditions which has allowed to cure its event of default as of 31 December 2011. This under US GAAP is an adjusting subsequent event type II and hence the Group has disclosed the debt as non-current.

The following are summarized balance sheets of the Group using a US GAAP presentation and amounts determined in accordance with US GAAP.

Summary of consolidated balance sheet in accordance with US GAAP:

	30 September 2012	31 December 2011
	£000	£000

Current assets	16,727	20,730
Non-current assets	471,634	477,538
Total assets	488,361	498,268

Current liabilities	12,154	12,989
Non-current liabilities	473,884	482,016
Total liabilities	486,038	495,005

Total partners’ capital	2,323	3,263
Total liabilities and partners’ capital	488,361	498,268

Statement of cash flows

The statement of cash flows presented under UK GAAP present substantially the same information as those required under US GAAP but differ with regard to the classification of items within the statements and as regards the definition of cash and cash equivalents.

Under US GAAP restricted cash as disclosed in note 13 should not be considered as cash and cash equivalents.

Under UK GAAP, if applicable, cash flows are presented separately for operating activities, dividends from associates, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends and management of liquid resources and financing. US GAAP, however, require only three categories of cash flow to be reported; operating, investing and financing.

Under US GAAP, cash paid or received for interest and income taxes would be included in operating activities and capital expenditure would be included within investing activities. Under UK GAAP, taxes paid are presented as a separate class of items.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Under US GAAP, the following would be reported:

For the nine months ended 30 September	2012	2011
	£000	£000

Net cash provided by operating activities	377	584
Net cash used in investing activities	(726)	(7,602)
Net cash provided by financing activities	(1,854)	12,513
(Decrease)/increase in cash and cash equivalents	(2,203)	5,495
Cash and cash equivalents at beginning of period	13,939	10,434
Cash and cash equivalents at end of period	11,736	15,929

II. Additional disclosure requirements

Revenue Recognition and Deferred Revenue

Generally, resident community fees approximating 30 to 60 times the daily residence fee are received from residents upon occupancy. Resident community fees are deferred and recognized as income over one year. The agreements are cancellable by residents with 30 days notice. Deferred community fees including deposits held were £1.2 million and £1.2 million at 30 September 2012 and 2011.

Derivatives

The Group accounts for its derivative instruments in accordance with the ASC Derivative and Hedging Topic, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the Group balance sheet at fair value.

Fair Value Measurements

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The ASC Fair Value Measurements Topic established a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels. These levels, in order of highest priority to lowest priority, are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available.

As of 31 December 2011 and 2010, the carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities were representative of their fair values because of the short-term maturity of these instruments.

The ASC Fair Value Measurements Topic requires that non-performance risk be considered in measuring the fair value of assets and liabilities. For derivatives, non-performance risk refers to the risk that one of the parties to a derivative transaction will be unable to perform under the contractual terms of that derivative, such as the risk that one party will be unable to make cash payments at periodic net settlement dates or upon termination. The Group has considered the counterparty’s credit risk as well as the effect of its own credit standing in determining the fair value of its interest rate swap and cap agreements. The Group minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Interest Rate Swap

Per ASC Fair Value Measurements Topic, the Group has applied Level 2 inputs to determine the estimated fair value of the Group’s interest rate swap and cap agreements. The fair value of the Group’s interest rate swap and cap agreements is mainly based on observable interest rate yield curves for similar instruments.

The Group utilizes these interest-rate related derivative instruments (interest rate swap and cap) to manage its interest rate exposure on its debt instruments. The Group does not enter into derivative instruments for any purpose other than to mitigate the impact of changes in interest rates on its cash flows. That is, the Group does not speculate using derivative instruments.

The following table details the fair market value as of 30 September 2012:

Fair Value Measurements at Reporting Date Using
Liabilities	30 September 2012	Quoted prices in active markets for identical assets (level 1)	Significant other observable inputs (level 2)	Significant Unobservable inputs (level 3)

Interest rate swap	£33.7 million	—	£33.7 million	—

The following table details the impact of the derivative instrument on the consolidated statements of operations for the nine months ended 30 September:

	Location	2012	2011
		£000	£000

Gain/(loss) recognised in income	Interest expense	7,768	(1,678)

Debt

The fair value of our debt has been estimated based on current rates offered for debt with the same remaining maturities and comparable collateralising assets. Changes in assumptions or methodologies used to make estimates may have a material effect on the estimated fair value. We have applied Level 3 type inputs to determine the estimated fair value of our debt. The following table details by category the principal amount, the average interest rate and the estimated fair market value of our debt at 30 September 2012:

	Debt
	£000

Total carrying value	435,803	(1)
Average interest rate	6.24%
Estimated fair market value	380,926

(1) Includes £336.7 million of debt that has been fixed by a separate interest rate swap instrument.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Disclosure about fair value of financial instruments is based on pertinent information available to us at 30 September 2012.

Principal maturities and interest of debt at 30 September 2012 are as follows:

Total
£000

Default	—
2012	7,108
Thereafter	488,085

Marketing expenses

The Group has incurred £0.6 million and £0.7 million in the nine months period ended 30 September 2012 and 2011 respectively. Marketing expenses are expensed as incurred.

Impact of recently issued accounting standards

The Financial Accounting Standards Board (“FASB”) issued the following Accounting Standards Updates (“ASU”) in 2012.

ASU 2012-04, Technical Corrections and Improvements, was issued in October 2012 and includes conforming and generally nonsubstantive changes to the Codification.  It was effective immediately upon issuance except for amendments subject to transition guidance which are effective for us January 1, 2013.  ASU 2012-04 did not and is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Principal risks and uncertainties

The principal risks facing the Group are outlined below:

Market risk

The wider economic environment has impacted the business due to reduced annuity rates and potential residents deferring their decisions to move in until a later date. However, this is anticipated to result in the need for increased levels of care once they join with associated increases in revenue.

In addition, the economic downturn has impacted different parts of the UK to varying degrees which has a potential impact on the partnership’s ability to achieve increased occupancy in more challenged areas. This risk is mitigated by careful consideration being given to local pricing strategies and wage rate management.

Liquidity risk

The Group has significant operational cash requirements due to the number of locations and suppliers servicing the communities. The Group has developed detailed cash flow forecasts that highlight that the Group will have sufficient cash resources to meet liabilities as they fall due. In addition, the existence of two Intra-group Loan Agreements allow the communities to transfer funds across the Group as and when required

Competition risk

The Group operates in a niche providing the highest quality care for seniors. The Group recognises that alternative providers continue to emerge but is committed to ensuring that its service offering remains ahead of the competition.

Dawn Limited Partnership

Notes to the interim financial statements (continued)

at 30 September 2012 (Unaudited)

16.           Difference between United Kingdom and United States generally accepted accounting principles (continued)

Principal risks and uncertainties (continued)

Financing risk

The portfolio is highly leveraged and therefore theoretically susceptible to rises in interest rates. This has been mitigated by the Group through the use of interest rate swaps on its loan with The Bank of Scotland throughout the term of the debt facility agreement with the lender to July 2014. The Group have also taken steps to mitigate this risk on its loan with Aeriance Investments SA through use of an interest rate cap throughout the loan term to February 2015.

Income taxes

At 30 September 2012, we have estimated UK trading losses carry forwards of £26.1 million which are carried forward to offset future taxable income in the UK indefinitely, however no deferred tax asset has been recognized because there is no assurance that adequate profits will be generated in the future to be able to utilise the losses and expenditures carried forward.

During the nine months period ended 30 September 2012 and 2011, we did not provide income taxes for unremitted earnings of our foreign subsidiaries that are not considered permanently reinvested. The distribution of earnings does not trigger tax consequences in the jurisdiction we operate.

We reflect interest and penalties, if any, on unrecognized tax benefits in the Group profit and loss as income tax expense. The amount of interest recognized in the Group profit and loss for the nine months period ended 30 September 2012 and 2011 related to unrecognized tax benefits is £nil.